Exhibit 10(a)

BROWN-FORMAN CORPORATION

AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Preamble

WHEREAS, the Brown-Forman Corporation Supplemental Executive Retirement Plan, a nonqualified supplemental defined benefit plan, was adopted by Brown-Forman Corporation and its subsidiaries (“Employer”) December 20, 1984, to ensure that eligible participants in the Brown-Forman Corporation Salaried Employees Retirement Plan (“Retirement Plan”) receive the full benefits contemplated by the Retirement Plan before any limitations are imposed by applicable Retirement Plan provisions and by the Internal Revenue Code; and

WHEREAS, effective July 1, 1988, the Employer adopted a revision of the original Plan; and

WHEREAS, the Plan provides that it may be amended by the Employer from time to time; and

WHEREAS, the Employer has determined to merge the Hartmann Supplemental Executive Retirement Plan into this Plan, effective December 31, 2008; and

WHEREAS, the Employer desires to amend and restate the Plan in compliance with Internal Revenue Code Section 409A;

IT IS THEREFORE AGREED that the Plan be and hereby is amended and restated in its entirety as follows, effective January 1, 2009, unless otherwise provided herein, said Plan to be known as the Brown-Forman Corporation Amended and Restated Supplemental Executive Retirement Plan (“Plan”).

Payments under the Plan will be made directly to Participants from the general fund of the Employer when due in accordance with the terms of this Plan.  The Employer shall not make any contributions in advance of such payments.  No trust fund shall be established for the benefit of Participants in this Plan.

This is a supplemental benefit plan designed to provide specific benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development, and future business success of Brown-Forman Corporation.

Unless otherwise indicated in this Plan, the benefits provided are based upon and coordinated with the provisions of the Brown-Forman Corporation Salaried Employees Retirement Plan (“Retirement Plan”) in effect on January 1, 2009, as subsequently amended.  Unless otherwise indicated in this Plan, the provisions of the Retirement Plan and the meaning of the terminology in the Retirement Plan are applicable to this Plan.  The Retirement Plan is incorporated by reference and is a part of this Plan.

ARTICLE I– DEFINITIONS

As used in this document, the following words and phrases have the meanings specified below, unless a different meaning is plainly required by the context:

1.01 Effective Date. The effective date of this amendment and restatement is January 1, 2009, unless otherwise set forth herein.

1.02 Employer. Brown-Forman Corporation, and any of its subsidiaries or affiliated business entities participating in the Retirement Plan.

1.03 Maximum Benefit. The monthly equivalent of the maximum benefit permitted by the Internal Revenue Code of 1986, as subsequently amended, to be paid a Participant (or, in the event of the Participant’s death, to be paid to the Participant’s surviving spouse or beneficiary, if applicable) from the Retirement Plan, a defined benefit plan sponsored by the Employer and qualified under Internal Revenue Code Sections 401, 411, 415, and subsequent additions and amendments to the Code which may further limit a Participant’s maximum benefits.

1.04 Participant. Any Employee of the Employer who is an executive officer, or other key Employee, who is a participant in the Retirement Plan on or after January 1, 2005, and whose pension benefits determined on the basis of the provisions of such Retirement Plan, without regard to the limitations of the Internal Revenue Code, would exceed the Maximum Benefit limited by the Internal Revenue Code.  Participant shall also include those persons who were participants in the Hartmann Supplemental Executive Retirement Plan (“Hartmann SERP”) at the time of the merger of the Hartmann SERP into this Plan effective December 31, 2008.

1.05 Plan. The Brown-Forman Corporation Supplemental Executive Retirement Plan, as subsequently amended or restated, which is an unfunded nonqualified defined benefit plan providing supplemental benefits for selected executives, officers, or key Employees, beyond those benefits provided by the Retirement Plan.

1.06 Plan Administrator. The Administrative Committee appointed by the Employer to administer the Plan on behalf of the Employer.  The Employer has appointed the Brown-Forman Corporation Employee Benefits Committee to serve as the Administrative Committee.

1.07 Pre-2005 Accrued Benefit. The vested benefit accrued by a Participant prior to January 1, 2005.

1.08 Post-2004 Accrued Benefit. The benefit accrued by a Participant after December 31, 2004, or in which the Participant became vested after December 31, 2004.

1.09 Retirement Plan. The Brown-Forman Corporation Salaried Employees Retirement Plan, as subsequently amended from time to time.  All terms not otherwise specifically defined in this Plan have the meaning set forth in the Retirement Plan.

1.10 Unrestricted Benefit. The maximum monthly Normal, Early, Late, or Deferred Vested Benefit, whichever is applicable, determined without regard to the limitation imposed under Internal Revenue Code Sections 401, 411, 415, and subsequent amendments or additions to the Code which may further limit a Participant’s Maximum Benefit.

ARTICLE II– ELIGIBILITY

2.01 Eligibility for Benefits. Any executive, officer, or other key Employee of the Employer who is specifically designated by the Employer becomes a Participant of this Plan at any time that the pension benefits otherwise payable under the Retirement Plan to the Employee are reduced by the benefit limitations set forth in the Internal Revenue Code.

2.02 Allocation of Authority. Any questions or issues concerning the eligibility of an Employee or an amount of benefits payable by this Plan, if any, are determined by the Plan Administrator in accordance with Article VI.

ARTICLE III - RETIREMENT BENEFITS

3.01 Normal Retirement Benefit. Upon separation from service and eligibility for the normal retirement benefit as provided under Section 4.04 of the Retirement Plan (Section 4.04A of the Addendum for former Hartmann SERP Participants), the Participant is entitled to a Normal Retirement Benefit under this Plan equal to the Participant’s Unrestricted Benefit less the Maximum Benefit.  The Normal Retirement Benefit is payable monthly commencing on the Participant’s Normal Retirement Date under the Retirement Plan and terminates with the last payment made by the Retirement Plan.  The calculation of the vested Accrued Benefit the Participant would have been entitled to receive under the Retirement Plan is in accordance with the terms of the Retirement Plan.

3.02 Late Retirement Benefit. Upon separation from service and eligibility for the late retirement benefit as provided under Section 4.05 of the Retirement Plan (or Section 4.05A of the Addendum for former Hartmann SERP Participants), the Participant is entitled to a Late Retirement Benefit under this Plan, equal to the Participant’s Unrestricted Benefit less the Maximum Benefit.  The Late Retirement Benefit is payable commencing on the first day of the month following actual retirement under the Retirement Plan and terminates with the last payment made by the Retirement Plan.  The calculation of the vested Accrued Benefit the Participant would have been entitled to receive under the Retirement Plan is in accordance with the terms of the Retirement Plan.

3.03 Early Retirement Benefit. Upon separation from service and eligibility for the Early Retirement benefit as provided under Sections 4.06 or 4.07 of the Retirement Plan (or Sections 4.06A or B of the Addendum for former Hartmann SERP Participants), the Participant is entitled to an Early Retirement Benefit under this Plan, equal to the Participant’s Unrestricted Benefit less the Maximum Benefit.  Subject to Section 3.06 below, the benefit is payable commencing on the date the Early Retirement Benefit is first payable under the Retirement Plan and terminates with the last payment made by the Retirement Plan.  The calculation of the vested Accrued Benefit the Participant would have been entitled to receive under the Retirement Plan is in accordance with the terms of the Retirement Plan.

3.04 Deferred Vested Benefit. If a Participant separates from service with the Employer and is entitled to a deferred vested benefit under Section 4.08 of the Retirement Plan, the Participant is entitled to a Deferred Vested Benefit under this Plan, equal to the Participant’s Unrestricted Benefit less the Maximum Benefit.  Subject to Section 3.06 below, the Deferred Vested Benefit is payable commencing on the date after the Participant reaches age fifty-five (55) that the deferred vested benefit is first payable under the Retirement Plan and terminates with the last payment made by the Retirement Plan.  The calculation of the vested Accrued Benefit the Participant would have been entitled to receive under the Retirement Plan is in accordance with the terms of the Retirement Plan.

3.05 Alternative Retirement Benefits.

(a) Eligibility.  Any officer, director or key Employee of the Employer who is a participant of Bonus Groups II-A, II-B and SR in the Brown-Forman Corporation Management Incentive Compensation Plan, and who at retirement or separation from service is not eligible to receive the benefits under any of Sections 3.01 through 3.04, above, because of failure to meet the vesting requirements of Section 3.02 of the Retirement Plan, that is, completion of five (5) Years of Service, is eligible to receive an Alternative Retirement Benefit.

(b) Benefit.  The Alternative Retirement Benefit is paid to a Participant described in (a) above, and is equal to a percentage of the Participant’s Accrued Benefit under the Retirement Plan, based upon the Participant’s completed Years of Service at the date of separation from service, computed as follows:

Completed Years of Service	Percentage of Accrued Benefit
Less than 3 years	0%
3 years but less than 5	50%

Subject to Section 3.06 below, the Alternative Retirement Benefit is payable commencing on the date retirement benefits would first have been payable under Section 3.01 through 3.04 above, as applicable, and ends on the date that the last benefits would have been payable under the Retirement Plan, had Section 3.02 of the Retirement Plan not applied to the Participant.

3.06 Time and Form of Benefit Payments.

(a) Pre-2005 Accrued Benefit.  A benefit payable under Article III of this Plan attributable to Pre-2005 Accrued Benefits is paid in the same form and at the same time as the Retirement Benefit payable under the Retirement Plan.

(b) Post-2004 Accrued Benefit.  Effective January 1, 2009, and subject to subparagraph (e) below, a benefit payable under Article III of this Plan attributable to Post-2004 Accrued Benefits is paid in the form of an annuity as provided in the Retirement Plan, said payments to commence on the first day of the month next following the later of:

(i) separation from service; or

(ii) attaining age 55.

(c) Payments During Transition Period.  For those Participants separating from service during the period January 1, 2005 through December 31, 2008, who commenced payment of the Retirement Benefit under the Retirement Plan, a benefit payable under Article III of this Plan attributable to Post-2004 Accrued Benefits was paid in the same form and at the same time, subject to subparagraph (e) below, as the Retirement Benefit payable under the Retirement Plan.

(d) Post-2008 Payments to Participants Terminating Prior to 2009.  Those Participants who separated from service prior to January 1, 2009 and who have not commenced payment of benefits under the Retirement Plan and this Plan prior to January 1, 2009, shall be given an election to determine the date Post-2004 Accrued Benefits shall commence, said election to be no earlier than the first day of the month after attaining age 55 and no later than the first day of the month after attaining age 65.  Said election must be made on or before December 31, 2008.  If the said Participant fails to make a timely election, the Participant’s Post-2004 Accrued Benefit shall commence on the later of January 1, 2009, or the first day of the month next following the Participant attaining age 55.  The commencement of benefits under this subparagraph (d) is further subject to subparagraph (e) below.

(e) Six-Month Suspension of Payments.  Notwithstanding the provisions for commencement of benefit payments under subparagraphs (b), (c) and (d) above related to any Post-2004 Accrued Benefit, monthly payments shall be suspended and shall not commence earlier than six months following separation from service.  Any suspended monthly payments will be paid to the Participant in a lump sum payment in the seventh month following separation from service.

(f) Annuity.  The election of the particular form of annuity (said forms being actuarially equivalent), in which benefits under this Plan will be received shall be made (i) between thirty (30) and ninety (90) days before the starting date of the Retirement Benefit payable under the Retirement Plan for benefits attributable to the Pre-2005 Accrued Benefit unless the Plan Administrator waives the time requirement, and (ii) between thirty (30) and ninety (90) days before the starting date of the Retirement Benefit under Sections 3.06(b) or (d) of this Plan for benefits attributable to the Post-2004 Accrued Benefit.

3.07 Spouse’s Pension Benefit. Subject to Section 3.06 above, upon the death of a Participant whose spouse is eligible for a Retirement Benefit or a Death Benefit in accordance with Sections 4.15 and 4.10 or 4.12 of the Retirement Plan, the Participant’s surviving spouse is entitled to a monthly benefit equal to the surviving spouse benefit determined in accordance with the provisions of the Retirement Plan without regard to the limitations under Internal Revenue Code Sections 401, 411, 415, and any subsequent additions or amendments to the Code which may further limit a Participant’s Maximum Benefit, less the Maximum Benefit.

3.08 Beneficiary’s Pension Benefit. Subject to Section 3.06 above, upon the death of a Participant who elected Retirement Benefit payments under the Retirement Plan and/or this Plan in the form of a straight life annuity with one hundred twenty (120) months certain, the Participant’s Beneficiary is entitled to a monthly benefit equal to the Beneficiary’s benefit determined and payable in accordance with Section 4.10(c)(2) of the Retirement Plan without regard to limitations under the Internal Revenue Code, less the Maximum Benefit.

ARTICLE IV - BENEFIT FORFEITURE

4.01 Forfeiture Provisions. Notwithstanding the foregoing, a Participant forfeits all benefits from the Plan if the Plan Administrator determines that the Participant’s employment terminated as a result of fraud, dishonesty, embezzlement, conviction of a crime, or the Participant’s having engaged in any act of competition with the Employer.  Competition includes, but is not limited to, employment with a competitor, or using, divulging, furnishing or otherwise making accessible to any person, firm or corporation, any knowledge or information with respect to:

(a) any confidential, proprietary or secret aspect of the business or any program of the Employer; or

(b) any customers’ or suppliers’ lists or other information relating to the customers or suppliers of the Employer.

ARTICLE V– BENEFICIARY

5.01 Distribution of Benefits Upon Death. A Participant shall designate a Beneficiary in accordance with the terms of the Retirement Plan.  If the Plan Administrator has any doubt as to the proper Beneficiary to receive payments under this Plan, the Plan Administrator has the right to withhold such payments until the matter is resolved and to offset any costs and expenses incurred in resolving the matter.  Any payment made by the Plan Administrator, in good faith and in accordance with this Plan, fully discharges the Plan Administrator and the Employer from all further obligations with respect to such payment.

ARTICLE VI - PLAN ADMINISTRATION

6.01 Source of Benefits. Amounts payable under this Plan are not funded and are paid exclusively from the general assets of the Employer.  No person entitled to payment under this Plan has any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or asset of the Employer.  The benefits under this Plan constitute liabilities of the Employer, payable when due.

6.02 Governing Law. The provisions of this Plan are construed, administered, and enforced in accordance with the laws of the Commonwealth of Kentucky, to the extent such laws are not superseded by Federal law.

6.03 Nonguarantee of Employment. The Plan does not in any way obligate the Employer to continue the employment of a Participant, nor does it limit the right of the Employer at any time to terminate the Participant’s employment, with or without cause.  Termination of a Participant’s employment with the Employer, whether by action of the Employer or Participant, immediately terminates participation in the Plan and all further obligations of either party, except as may be provided in this Plan.

6.04 Other Benefits and Agreements. The benefits provided for a Participant and, if applicable, Participant’s Beneficiary under the Plan are in addition to any other benefits available under any other plan or program of the Employer for its Employees, and, except as may otherwise be expressly provided for, the Plan supplements and does not supersede, modify or amend any other plan or program of the Employer or a Participant.  Moreover, benefits under the Plan are not considered Compensation for the purpose of computing contributions or benefits under any plan or plans maintained by the Employer, or any of its subsidiaries, which are qualified under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as subsequently amended.

6.05 Restrictions on Alienation of Benefits. No right or benefit under the Plan is subject to anticipation, alienation, sale, assignment, pledge, encumbrance or transfer, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or transfer Plan benefits is void.  Prior to actual payment, a Participant’s benefit is not subject to the debts, judgments or other obligations of the Participant, and is not subject to attachment, seizure, garnishment or other process applicable to the Participant or Beneficiary.  If any Participant or Beneficiary under the Plan attempts to anticipate, alienate, sell, assign, pledge, encumber or transfer any right to a Plan benefit, then such right or benefit, at the discretion of the Plan Administrator, ceases, and in such event, the Plan Administrator may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary.

Notwithstanding the foregoing, the preceding paragraph shall not apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a divorce or separation instrument described in Section 71(b)(2)(A) of the Internal Revenue Code provided that such divorce or separation instrument meets the same general requirements as a Qualified Domestic Relations Order as provided by the underlying Retirement Plan pursuant to Section 206(d) of the Employee Retirement Income Security Act and Section 414(p) of the Internal Revenue Code.

6.06 Administration of the Plan. The general administration of this Plan, as well as construction and interpretation thereof, is vested in the Plan Administrator, which administers this Plan in the same manner and in accordance with the administrative provisions of the Retirement Plan.  The Plan Administrator has the duty, full discretionary authority, and full discretionary control to manage the operation and administration of this Plan.  The Plan may retain agents to assist in the administration of the Plan and may delegate to agents such duties as it sees fit.  The Plan Administrator’s interpretations, determinations, regulations, calculations, and other administrative decisions are final and binding on all persons and parties having an interest in the Plan.  In the event of a dispute over the payment of benefits under this Plan, the Plan Administrator shall withhold such payments pending resolution of the dispute.  The Plan Administrator retains the right to offset any costs and expenses incurred in resolving a dispute over benefits.

The Employer will indemnify, defend and hold harmless any Employee designated by the Employer to assist in the administration of the Plan from any and all loss, damage, claims, expense or liability with respect to this Plan (collectively, “claims”) except claims arising from the intentional acts or gross negligence of the Employee.

6.07 Fair Construction. The Employer, Participants and Beneficiaries intend that this Plan in form and in operation comply with Code Section 409A, the regulations thereunder, and all other present and future applicable guidance.  The Employer and any other party with authority to interpret or administer the Plan will interpret the Plan terms in a manner which is consistent with applicable law.  However, as required under Treas. Reg. §1.409A-1(c)(1), the “interpretation” of the Plan does not permit the deletion of material terms which are expressly contrary to Code §409A and the regulations thereunder and also does not permit the addition of missing terms necessary to comply therewith.  Such deletions or additions may be accomplished only by means of a Plan amendment.

6.08 Termination of the Plan. The Employer reserves the right to amend, modify or terminate this Plan, in whole or in part, at any time.  Action by the Employer under this Plan may be by the Board of Directors of Brown-Forman Corporation, or by the Employee Benefits Committee which has been duly authorized by the Board to take such action.  Upon termination of this Plan, vested benefit amounts accrued to the date of Plan termination are paid as provided herein; provided, however, if the Plan is to be terminated and liquidated, distributions in such liquidation shall be made subject to the applicable provisions of Code Section 409A.

IN WITNESS WHEREOF, the Employer has caused this amended and restated Plan to be executed by an officer duly authorized this 19 day of December, 2008, effective as set forth herein.

BROWN-FORMAN CORPORATION

December 19, 2008	By:	/s/Bruce Cote
Bruce Cote
Vice President

FIRST AMENDMENT

BROWN-FORMAN CORPORATION

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Brown-Forman Corporation Amended and Restated Supplemental Executive Retirement Plan was adopted by Brown-Forman Corporation effective January 1, 2009.

The Plan provides in Section 6.08 that the Plan may be amended by the Employer.

It is advisable to correctively amend the Plan in certain respects.

IT IS THEREFORE AGREED:

Section 3.06(a) is correctively amended by adding the following, consistent with the prior plan document:

However, such Pre-2005 Accrued Benefit may be paid, at the sole discretion of the Plan Administrator, in an optional form of payment elected by the Participant, in accordance with Section 4.10 of the Retirement Plan.

In all other respects, the Brown-Forman Corporation Amended and Restated Supplemental Executive Retirement Plan as initially adopted and subsequently amended shall remain in full force and effect.

IN WITNESS WHEREOF, the Employer has caused this First Amendment to the Brown-Forman Corporation Amended and Restated Supplemental Executive Retirement Plan to be executed by its duly authorized officer this 29 day of December, 2009, effective for the plan year beginning January 1, 2009.

BROWN-FORMAN CORPORATION

December 29, 2009	By:	/s/ Cheryl A. Beckman
Cheryl A. Beckman
Officer